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WWE® Announces Revised Dividend Policy
Adjusts Quarterly Dividend to $0.12 per share

STAMFORD, Conn., April 28, 2011 - WWE (NYSE:WWE) today announced a revised dividend policy to enhance the Company’s financial flexibility and support the “New WWE” initiative.  Beginning in June of 2011, the Company’s quarterly dividend will be adjusted to $0.12 per share of common stock held by the Company’s Class A public shareholders. Members of the McMahon family will also receive dividends in the revised per share amount and, as a result, all Class A and Class B shares will receive dividends in the amount of $0.12 per share.

 “Our Board of Directors has determined that an adjustment to the current dividend is both prudent and appropriate,” stated Vince McMahon, Chairman and Chief Executive Officer.  “We believe this change strikes the right balance between returning capital to shareholders and investing in our future.  We are confident that WWE is ideally positioned to create long term value for our shareholders.”

 “The Company’s revised quarterly dividend was set based on targeted ranges for payout ratios and liquidity levels,” stated George Barrios, Chief Financial Officer.  “Aligning payouts with our current level of earnings and cash flow will significantly enhance our financial flexibility, support our current growth initiatives, and enable us to take advantage of important strategic opportunities in a quickly changing media landscape, including executing on our 'New WWE' initiative.”

WWE’s management and Board remain committed to delivering value for the Company’s shareholders, and the revised dividend will continue to return significant cash to its investors.  The revised quarterly payout of $0.12 per share provides a yield of 4.2% based on the April 28 stock price, representing an approximate 130% premium to the S&P 500.  Further, the Board will continue to review the Company’s dividend policy on an ongoing basis, including the appropriateness of one-time returns of capital.

The new quarterly dividend rate will become effective with our June 2011 dividend payment.  The record date for the dividend will be June 15, 2011, with a payment date of June 27, 2011.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Shanghai, Singapore and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.